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                                                                     EXHIBIT 3.6

                                                                       EXHIBIT E


                       IRVINE APARTMENT COMMUNITIES, L.P.
                             DESIGNATION INSTRUMENT
                                   PURSUANT TO
                         THE SECOND AMENDED AND RESTATED
                        AGREEMENT OF LIMITED PARTNERSHIP
                      OF IRVINE APARTMENT COMMUNITIES, L.P.

                        DESIGNATION OF THE VOTING POWERS,
                          DESIGNATIONS, PREFERENCES AND
                      RELATIVE, PARTICIPATING, OPTIONAL OR
                    OTHER SPECIAL RIGHTS AND QUALIFICATIONS,
                       LIMITATIONS OR RESTRICTIONS OF THE
                    SERIES A PREFERRED LIMITED PARTNER UNITS


      FIRST: Pursuant to authority expressly vested in the General Partner of the Partnership pursuant to Section 4.5.F of the Agreement, the General Partner hereby classifies 6,900,000 Preferred Limited Partner Units of the Partnership into a series designated the Series A Preferred Limited Partner Units and provides for the issuance of such Preferred Limited Partner Units. This instrument constitutes a Designation Instrument under the Agreement. Capitalized terms used but not defined herein have the meanings set forth in the Agreement.

      SECOND: The terms of the Series A Preferred Limited Partner Units established by this Designation Instrument are as follows:

      SECTION 1. Designation and Amount. The series of Preferred Limited Partner Units shall be designated the "Series A Preferred Limited Partner Units" and the authorized number of Partnership Units constituting such series shall be 6,900,000.

      SECTION 2. Stated Value. The stated value of the Series A Preferred Limited Partner Units shall be $25.00 per Unit (the "STATED VALUE").

      SECTION 3. Distributions. (a) Subject to the rights of holders of any series of Preferred Limited Partner Units which the Partnership may issue in the future which rank on a parity with the Series A Preferred Limited Partner Units in respect of distributions, the holders of outstanding Series A Preferred Limited Partner Units will be entitled to receive, when, as and if declared by the


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Partnership acting through the General Partner out of funds legally available for the payment of distributions, cumulative preferential cash distributions at the rate per annum of 8'% of the Stated Value. Distributions will be cumulative, will accrue from January 20, 1998, the original issue date of the Series A Preferred Limited Partner Units, and will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 (each a "SERIES A DISTRIBUTION PAYMENT DATE") of each year, commencing on March 31, 1998. The amount of distributions payable for any period will be computed on the basis of a 360- day year of twelve 30-day months and for any period shorter than a full quarterly period for which distributions are computed, the amount of the distribution payable will be computed on the basis of the actual number of days elapsed in such a 30-day month. If any Series A Distribution Payment Date is not a Business Day, then payment of the distribution to be made on such Series A Distribution Payment Date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such Series A Distribution Payment Date. Each such distribution will be payable to the holders of record of the Series A Preferred Limited Partner Units as they appear on the books of the Partnership or any transfer agent for the Series A Preferred Limited Partner Units on such record dates selected by the General Partner, not less than 10 nor more than 50 days preceding the applicable Series A Distribution Payment Date; provided that so long as the Series A Preferred Limited Partner Units are owned by IAC Capital Trust, the General Partner shall establish record dates with respect to the Series A Preferred Limited Partner Units that shall coincide with the record dates established with respect to the 8'% Series A REIT Trust Originated Preferred Securities of IAC Capital Trust (the "SERIES A PREFERRED SECURITIES").

      (b) Distributions on the Series A Preferred Limited Partner Units shall accrue on a daily basis commencing on the date of original issuance of the Series A Preferred Limited Partner Units, will accrue whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are declared. Accrued distributions will accumulate, to the extent not paid, as of the Series A Distribution Payment Date on which they first become payable. Accumulated and unpaid distributions will not bear interest.

      (c) So long as any Series A Preferred Limited Partner Units are outstanding, no distribution shall be paid or declared on or with respect to the Common Limited Partner Units or the General Partner Units or any other series of outstanding Preferred Limited Partner Units ranking junior as to the payment of distributions to the Series A Preferred Limited Partner Units, nor shall any sum or


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sums be set aside for or applied to the purchase or redemption of the Series A
Preferred Limited Partner Units or any other series of outstanding Preferred Limited Partner Units or the purchase, redemption or other acquisition for value of any Common Limited Partner Units, General Partner Units or Preferred Limited Partner Units of any series ranking junior to the Series A Preferred Limited Partner Units as to the payment of distributions unless, in each case, full cumulative distributions accumulated on all Series A Preferred Limited Partner Units and all other series of outstanding Preferred Limited Partner Units ranking on a parity with the Series A Preferred Limited Partner Units as to the payment of distributions have been paid in full, provided that the foregoing will not prohibit distributions payable solely in Common Limited Partner Units, the General Partner Units or Preferred Limited Partner Units of a series ranking junior to the Series A Preferred Limited Partner Units as to the payment of distributions, the exchange of Common Limited Partner Units for REIT Shares in accordance with Section 8.6 of the Agreement, the repurchase of Common Limited Partner Units in connection with the exercise by the holders thereof of the Cash Tender rights set forth in Section 8.6 of the Agreement, the exchange of Common Limited Partner Units for General Partner Units as provided in the Agreement or the repayment, return, forfeiture and cancellation of Common Limited Partner Units issued in connection with land acquisitions by the Partnership as and to the extent provided pursuant to the purchase or other acquisition agreement relating to any such acquisition. When distributions have not been paid in full upon the Series A Preferred Limited Partner Units on the applicable Series A Distribution Payment Date (or a sum sufficient for such full payment is not set apart therefor), all distributions declared and paid on the Series A Preferred Limited Partner Units and any other series of outstanding Preferred Limited Partner Units ranking on a parity with the Series A Preferred Limited Partner Units as to the payment of distributions shall be declared and paid so that the amount of distributions declared and paid on the Series A Preferred Limited Partner Units and such other series of Preferred Limited Partner Units shall in all cases bear to each other the same ratio that the respective distribution rights of the Series A Preferred Limited Partner Units and such other series of Preferred Limited Partner Units (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such other series of Preferred Limited Partner Units do not have cumulative distribution rights) bear to each other.

      (d) The holders of outstanding Series A Preferred Limited Partner Units will be entitled to receive, when, as and if declared by the Operating Partnership acting through the General Partner out of funds legally available therefor, such cash distributions, in addition to those described in Sections 3(a) through (c), that may be necessary to preserve the status of IAC Capital Trust as a real estate investment trust for federal income tax purposes.


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      (e)   Holders of Series A Preferred Limited Partner Units shall not be entitled to any distributions whether payable in cash, property or otherwise, in excess of the full cumulative distributions as herein provided. Distributions with respect to the dissolution, liquidation, winding-up or termination of the Partnership shall be governed by Section 4 hereof.

      SECTION 4. Liquidation. Subject to the rights of the holders of any other series of Preferred Limited Partner Units which the Partnership may issue in the future which rank on a parity with the Series A Preferred Limited Partner Units upon any voluntary or involuntary dissolution, liquidation, winding-up or termination of the Partnership, the holders of the Series A Preferred Limited Partner Units will be entitled to receive upon any such dissolution, liquidation, winding-up or termination of the Partnership out of the assets of the Partnership legally available for distribution, after payment or provision for payment of debts and other liabilities of the Partnership, an amount per Series A Preferred Limited Partner Unit equal to the Stated Value, plus accumulated and unpaid distributions thereon to the date of payment (the "SERIES A LIQUIDATION PREFERENCE AMOUNT") and no more. If, upon any such liquidation, dissolution, winding-up or termination, there are insufficient assets to permit full payment to the holders of Series A Preferred Limited Partner Units and any other series of outstanding Preferred Limited Partner Units ranking on a parity upon liquidation, dissolution, winding-up or termination of the Partnership with the Series A Preferred Limited Partner Units, the holders of Series A Preferred Limited Partner Units and such other series of Preferred Limited Partner Units shall be paid ratably in proportion to the full distributable amount to which holders of Series A Preferred Limited Partner Units and such other series of Preferred Limited Partner Units are respectively entitled upon liquidation, dissolution, winding-up or termination. The full preferential amount payable to holders of the Series A Preferred Limited Partner Units and such other series of outstanding Preferred Limited Partner Units upon any such liquidation, dissolution, winding-up or termination will be paid in full before any distribution or payment is made to the holders of General Partner Units, Common Limited Partner Units and Preferred Limited Partner Units of any series ranking junior to the Series A Preferred Limited Partner Units upon liquidation, dissolution, winding-up or termination of the Partnership. The consolidation or merger of the Partnership with or into any corporation, trust, partnership or other entity (or of any corporation, trust, partnership or entity with or into the Partnership) shall not be deemed to constitute a liquidation, dissolution, winding-up or termination of the Partnership.

      SECTION 5. Stated Maturity and Redemption. (a) The Series A Preferred Limited Partner Units shall mature and the Stated Value thereof shall be due and payable on December 31, 2092 (the "STATED MATURITY DATE") whether or not the term of the Partnership is extended. On the Stated Maturity Date the holders of



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Series A Preferred Limited Partner Units shall be entitled to receive, upon surrender of their certificates for the Series A Preferred Limited Partner Units, out of funds legally available for distribution an amount in cash equal to the Stated Value per Series A Preferred Limited Partner Unit, plus accumulated and unpaid distributions thereon to the date of payment (the "STATED MATURITY PRICE") and no more.

      (b) Except in the case of a Tax Event or Investment Company Act Event (each as defined in Section 4(c) below), the Series A Preferred Limited Partner Units may not be redeemed prior to December 31, 2002. On or after such date the Partnership shall have the right to redeem the Series A Preferred Limited Partner Units, in whole or in part, from time to time, upon notice as provided in Section 4(d) below, at a redemption price equal to the Stated Value per Series A Preferred Limited Partner Unit plus, subject to Section 5(g) hereof, accumulated and unpaid distributions to the date of payment (the "SERIES A REDEMPTION PRICE"), provided that the Partnership may not redeem fewer than all the outstanding Series A Preferred Limited Partner Units unless all accumulated and unpaid distributions have been paid on all Series A Preferred Limited Partner Units for all quarterly distributions periods ending on or prior to the date of redemption.

      (c) If, at any time prior to December 31, 2002, a Tax Event or Investment Company Event (each, a "SPECIAL EVENT") shall occur and be continuing, the Partnership shall have the right to redeem the Series A Preferred Limited Partner Units in whole but not in part at the Series A Redemption Price, provided, however, that, if at the time there is available to the Partnership or IAC Capital Trust the opportunity to eliminate, within a 90-day period, the Special Event by taking some ministerial action (collectively, "MINISTERIAL ACTIONS"), such as filing a form or making an election, or pursuing some other similar reasonable measure, which in the sole judgment of the General Partner has or will cause no adverse effect on IAC Capital Trust, the Partnership, Irvine Apartment Communities or the holders of the Series A Preferred Securities and will involve no material cost, the Partnership and IAC Capital Trust will pursue such measure in lieu of such redemption, provided, further, that the Partnership shall have no right to redeem the Series A Preferred Limited Partner Units while the Partnership or the Regular Trustees (as defined in the Declaration of Trust) on behalf of IAC Capital Trust are pursuing any such Ministerial Action. The Partnership shall have the right, upon not less than 30 nor more than 60 days' notice, to redeem the Series A Preferred Limited Partner Units in whole for cash at the Series A Redemption Price as provided in Section 5(b) within 90 days following the occurrence of such Special Event (subject to extension for the number of days Ministerial Actions are pursued).


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      "INVESTMENT COMPANY EVENT" means that the Partnership and the Regular
Trustees of IAC Capital Trust shall have received an opinion of nationally recognized independent counsel experienced in practice under the Investment Company Act of 1940, as amended (the "1940 ACT"), that as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency, or regulatory authority (a "CHANGE IN 1940 ACT LAW"), there is more than an insubstantial risk that IAC Capital Trust is or will be considered an "investment company" which is required to be registered under the 1940 Act, which Change in 1940 Act Law becomes effective on or after January 14, 1998.

      "TAX EVENT" means that the Partnership and the Regular Trustees of IAC Capital Trust shall have received an opinion of nationally recognized independent tax counsel experienced in such matters that there is more than an insubstantial risk that IAC Capital Trust does not qualify, or within 90 days of the date of such opinion would no longer qualify, as a REIT under the Code and Regulations for any reason whatsoever, provided that a Tax Event shall not include the voluntary election by the Regular Trustees and/or the holders of the Common Securities (as defined in the Declaration of Trust) of IAC Capital Trust to terminate IAC Capital Trust's status as a real estate investment trust for Federal income tax purposes.

      (d) The Partnership will provide notice of any redemption of the Series A Preferred Limited Partner Units to the holders of record thereof not less than 30 nor more than 60 days prior to the date of redemption and in the case of a mandatory repayment of the Series A Preferred Limited Partner Units on the Stated Maturity Date will provide notice of such repayment not less than 30 nor more than 60 days prior to the Stated Maturity Date. Such notice shall be provided by mailing notice of such redemption or mandatory repayment, first class postage prepaid, to each holder of Series A Preferred Limited Partner Units to be redeemed or to all holders in the event of mandatory repayment on the Stated Maturity Date, at such holder's address as it appears on the transfer records of the Partnership. Each such notice shall state, as appropriate, the following:

            (i)   the redemption date or the Stated Maturity Date;

            (ii)  the Series A Redemption Price or the Stated Maturity Price;

            (iii) the place or places where certificates for the Series A Preferred Limited Partner Units may be surrendered for payment;

            (iv) the number of the Series A Preferred Limited Partner Units to be redeemed from each holder;


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            (v)   that payment of the Series A Redemption Price or the Stated
      Maturity Price will be made upon presentation and surrender of such Series A Preferred Limited Partner Units; and

            (vi) that on or after the Stated Maturity Date or the redemption date distributions on the Series A Preferred Limited Partner Units to be redeemed or repaid will cease to accrue.

No failure to give or defect in a notice of redemption shall affect the validity of the proceedings for redemption of any Series A Preferred Limited Partner Units except as to the holder to which notice was defective or not given.

      (e) If notice (which notice will be irrevocable) has been given as provided above then, by 12:00 noon, New York City time, on the redemption date or the Stated Maturity Date, as the case may be, the Partnership will deposit irrevocably in trust for the benefit of the Series A Preferred Limited Partner Units being redeemed or repaid funds sufficient to pay the applicable Series A Redemption Price or Stated Maturity Price, as the case may be, and will give irrevocable instructions and authority to pay such Series A Redemption Price or Stated Maturity Price, as the case may be, to the holders of the Series A Preferred Limited Partner Units entitled thereto. If notice shall have been given as provided above and funds deposited as required, then upon the date of such deposit, distributions will cease to accrue on the Series A Preferred Limited Partner Units called for redemption or to be repaid, as the case may be, such Series A Preferred Limited Partner Units will not longer be deemed to be outstanding and all rights of holders of such Series A Preferred Limited Partner Units so called for redemption or to be repaid, as the case may be, will cease, except the right of the holders of such Series A Preferred Limited Partner Units to receive the applicable Series A Redemption Price or Stated Maturity Price, as the case may be, but without interest thereon. If the Stated Maturity Date or any date fixed for redemption of Series A Preferred Limited Partner Units is not a Business Day, then payment of the Series A Redemption Price or the Stated Maturity Price, as the case may be, payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the Stated Maturity Date or such date fixed for redemption. If payment of the Series A Redemption Price or the Stated Maturity Price, as the case may be, in respect of the Series A Preferred Limited Partner Units is improperly withheld or refused and not paid by the Partnership, distributions on such Series A Preferred Limited Partner Units will continue to accumulate from the original redemption date or the Stated Maturity Date, as the case may be, to the date of payment, in which case the actual payment date will


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be used for purposes of calculating the applicable Series A Redemption Price or the Stated Maturity Price, as the case may be. If fewer than all of the Series A Preferred Limited Partner Units are to be redeemed, the General Partner shall select Series A Preferred Limited Partner Units to be redeemed by lot or pro rata (as nearly as practicable without creating fractional units) or in some other equitable manner determined by the General Partner in its sole discretion. Upon presentation of any certificate for Series A Preferred Limited Partner Unit redeemed in part only, the Partnership shall execute and deliver, at the expense of the Partnership, a new certificate equal to the unredeemed portion of the Certificate so presented.

      (f) In the event of any redemption of Series A Preferred Limited Partner Units in part, the Partnership shall not be required to (i) issue, register the transfer of or exchange any Series A Preferred Limited Partner Units during a period beginning at the opening of business 15 days before any selection for redemption of Series A Preferred Limited Partner Units and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of Series A Preferred Limited Partner Units to be redeemed and (ii) register the transfer of or exchange any Series A Preferred Limited Partner Units so selected for redemption, in whole or in part, except the unredeemed portion of any Series A Preferred Limited Partner Units being redeemed in part.

      (g) The Series A Preferred Limited Partner Units do not have the benefit of any sinking fund.

      (h) Notwithstanding any other provision of this Section 5, the Series A Redemption Price (other than the portion thereof consisting of accumulated and unpaid distributions) shall be payable solely out of the sales proceeds of capital stock of the General Partner, which will be contributed by the General Partner to the Partnership as an additional capital contribution in accordance with Section 4.5.E of the Agreement, or the sale proceeds of Limited Partner Interests and from no other source, it being understood that this Section 5(h) shall not be applicable to payment of the Series A Liquidation Preference Amount or the Stated Maturity Price.

      SECTION 6. Voting Rights. (a) Except as provided in Section 6(b) hereof or as otherwise required by law and the Agreement, holders of Series A Preferred Limited Partner Units shall not be entitled to vote on any matter. In any matter in which the Series A Preferred Limited Partner Units are entitled to vote, each Series A Preferred Limited Partner Unit shall be entitled to one vote.


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      (b)   If any proposed amendment or modification of the Agreement would materially and adversely affect the powers, special rights, preferences or privileges of the Series A Preferred Limited Partner Units, then the holders of outstanding Series A Preferred Limited Partner Units shall be entitled to vote on such amendment or modification as a class, and such amendment or modification shall not be effective except with the approval of holders of at least 66 2/3% of the outstanding Series A Preferred Limited Partner Units, voting as a single class; provided, however, that any such amendment or modification that would authorize, create or issue any additional series of Preferred Limited Partner Units ranking on a parity with or junior to the Series A Preferred Limited Partner Units as to distributions or upon liquidation, dissolution, winding-up or termination of the Partnership shall not be deemed to materially and adversely effect such powers, special rights, preferences or privileges; and, provided, further, that prior to December 31, 2002, any amendment or modification to the definition of Tax Event shall be deemed to materially and adversely affect such powers, special rights, preferences and privileges.

      SECTION 7. Restrictions on Ownership and Transfer. The Series A Preferred Limited Partner Units shall be owned and held solely by IAC Capital Trust and, in addition to the restrictions on Transfer set forth in the Agreement, the Series A Preferred Limited Partner Units may not be Transferred in whole or in part, and no interest therein may be transferred, pledged, assigned or otherwise disposed of, except to a successor of IAC Capital Trust pursuant to and in accordance with the Declaration of Trust.

      SECTION 8. Ranking. The Series A Preferred Limited Partner Units rank with respect to distributions and rights upon liquidation, dissolution, winding-up or termination of the Partnership (i) senior to the General Partner Units and the Common Limited Partner Units and (ii) on a parity with all other series of Preferred Limited Partner Units issued by the Partnership unless the terms of such other series specifically provide that such other series ranks junior to the Series A Preferred Limited Partner Units.

      SECTION 9. Miscellaneous. (a) The Series A Preferred Limited Partner Units are not convertible into or exchangeable for any other property or securities of the Partnership or the General Partner.

      (b) The form of certificate for the Series A Preferred Limited Partner Units is attached hereto as Annex 1.

      (c) In the event the Partnership or any of its subsidiaries purchases outstanding Series A Preferred Securities by tender, in the open market or by private agreement in accordance with the terms thereof, the Partnership may


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deliver, or cause to be delivered, to the Property Trustee (as defined in the
Declaration of Trust) for cancellation the Series A Preferred Securities so purchased and, if so delivered, the Property Trustee as the registered owner of the series of Preferred Limited Partner Units with substantially similar economic terms shall promptly deliver to the Partnership for cancellation an equal number of such series of Preferred Limited Partner Units and such Preferred Limited Partner Units so cancelled shall no longer be deemed outstanding. In such event, the Partnership shall deliver to the Property Trustee a new certificate for the Preferred Limited Partner Units of such series which remain outstanding.


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      IN WITNESS WHEREOF, the General Partner has executed this Designation
Instrument as of this 20th day of January, 1998 and the Agreement is hereby amended pursuant to Section 4.5.F thereof.


                             IRVINE APARTMENT COMMUNITIES, INC.,
                               in its capacity as general partner of
                               Irvine Apartment Communities, L.P.



                             By:_____________________________________
                                  Name: James E. Mead
                                  Title: Senior Vice President and
                                         Chief Financial Officer



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                                                                         ANNEX I
                                                                              TO
                                                                       EXHIBIT E

                                FORM OF SERIES A
                   PREFERRED LIMITED PARTNER UNIT CERTIFICATE

THIS CERTIFICATE AND THE SERIES A PREFERRED LIMITED PARTNER INTERESTS EVIDENCED HEREBY ARE SUBJECT TO THE RESTRICTIONS ON TRANSFER SET FORTH IN THE SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF IRVINE APARTMENT COMMUNITIES, L.P. DATED JANUARY 20, 1998, AS AMENDED (THE "PARTNERSHIP AGREEMENT") AND THE DESIGNATION INSTRUMENT REFERRED TO BELOW, COPIES OF WHICH MAY BE OBTAINED FROM IRVINE APARTMENT COMMUNITIES, INC., GENERAL PARTNER, AT ITS PRINCIPAL EXECUTIVE OFFICE.

                                                          Number of
                                                      Series A Preferred
     Certificate Number                             Limited Partner Units

          ------                                            ------

                       IRVINE APARTMENT COMMUNITIES, L.P.
                 FORMED UNDER THE LAWS OF THE STATE OF DELAWARE

This Certifies that THE BANK OF NEW YORK, as Property Trustee under that certain Amended and Restated Declaration of Trust dated as of January 20, 1998 of IAC Capital Trust is the registered owner of ___________________________

             FULLY PAID SERIES A PREFERRED LIMITED PARTNER UNITS OF

IRVINE APARTMENT COMMUNITIES, L.P., transferable on the books of the Partnership in person or by duly authorized attorney on the surrender of this Certificate properly endorsed. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Series A Preferred Limited Partner Units are set forth in, and this certificate and the Series A Preferred Limited Partner Units represented hereby are issued and shall be subject to the terms and provisions of, the Partnership Agreement as the same may be amended, modified, supplemented or restated from time to time, including the designation of the terms of the Series A Preferred Limited Partner Units as set forth in Exhibit E thereto.


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